Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 1, 2013 with respect to the consolidated financial statements of Real Goods Solar, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement

/s/ EKS&H LLLP

February 3, 2014

Denver, Colorado